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EXHIBIT 23.02

CONSENT OF KPMG, INDEPENDENT AUDITORS

The Board of Directors
Merant plc:

        We consent to the incorporation by reference in the registration statements (Nos. 333-24867, 333-45701, 333-65027 and 333-92819) on Form S-8 of Merant plc of our report dated October 22, 2003, relating to the consolidated balance sheet of Merant plc and its subsidiaries as of April 30, 2003 and the related consolidated profit and loss account, consolidated statement of cash flows, total recognised gains and losses and reconciliation of movements in shareholders' funds for the year ended April 30, 2003 which report appears in the 2003 Annual Report on Form 20-F of Merant plc.

KPMG Audit Plc
St Albans, England
23 October 2003

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  EXHIBIT 23.02
CONSENT OF KPMG, INDEPENDENT AUDITORS